UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CIRCUIT CITY STORES, INC.
(Name of Registrant as Specified in Its Charter)

WATTLES CAPITAL MANAGEMENT, LLC HKW TRUST MARK J. WATTLES JAMES A. MARCUM ELLIOTT WAHLE DON R. KORNSTEIN ANTHONY BERGAMO ALEXANDER M. BOND
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wattles Capital Management, LLC (“WCM”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”).  WCM has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April  23, 2008, WCM issued the following press release:

Wattles Capital Management Delivers Letter to Circuit City Board Urging Company to Allow Due Diligence and Demanding Competitive Process

LAS VEGAS, April 23, 2008 -- Wattles Capital Management, LLC announced today that it delivered a letter to the Board of Directors of Circuit City Stores, Inc. (NYSE: CC - News) outlining several reasons why Circuit City should immediately provide Blockbuster access to due diligence information and commence good-faith negotiations, as well as demanding that Circuit City's Board simultaneously seek out other parties potentially interested in acquiring or otherwise entering into a material transaction with Circuit City.

    The full text of the letter follows:

    Dear Members of the Circuit City Board:

Thank you for meeting with us on April 11, 2008. That meeting and subsequent conversations with Goldman Sachs have caused us to feel somewhat optimistic about the possibility of reaching an agreement that is in the best interests of all shareholders of Circuit City Stores, Inc. ("Circuit City" or the "Company"). However, the announcement on April 14, 2008 that Circuit City's Board is unwilling to allow what appears to be a bona fide bidder interested in acquiring Circuit City to perform due diligence has justifiably caused some skepticism on our part regarding the current Board's willingness to take all steps necessary to maximize shareholder value.

In our April 2, 2008 letter to Circuit City's Board, we urged the Company "not to summarily dismiss any legitimate, third party interest in acquiring or merging with the Company." We pointed out that "on two separate occasions in the last five years, Circuit City's Board has rejected what appeared to be legitimate interest in acquiring the Company." This appears to be exactly what the Board has now done again in failing to actively pursue the offer of $6 to $8 per share made by Blockbuster Inc. ("Blockbuster") on February 17, 2008. It is partly because of how this Board has responded in the past to potential transactions that could have maximized shareholder value that we have nominated a slate of directors for election at the Company's 2008 Annual Meeting.

While we can understand the Board's desire to become comfortable with how Blockbuster would specifically finance this transaction, there are certain reasons why this offer should be taken seriously and why Circuit City should immediately provide access to due diligence information and commence good-faith negotiations:

--	Blockbuster is not a competitor of Circuit City so providing such information poses no competitive threat;
--	Blockbuster's Board fully supports the offer;
--	Carl Icahn, or an affiliate, appears willing to and capable of helping to finance the offer;
--
Cooperating with Blockbuster's request to perform "a very short due diligence process immediately" is necessary to answer the very  transaction financing questions the Company has cited in its effort to thwart Blockbuster;

--
Blockbuster could raise a significant portion of the financing from Circuit City's own balance sheet, including, but not limited to, excess cash on hand, a multi-million dollar tax refund due to the Company this summer and proceeds from a potential sale of the Company's international InterTAN subsidiary;

--	We believe a majority of Circuit City's shareholders would be in favor of a transaction that provides liquidity at a meaningful premium to the Company's current share price;
--
James Keyes, Blockbuster's Chairman and CEO, stated in a letter to Phil Schoonover that the Blockbuster offer is "conditioned upon timely commencement of the due diligence process," and has subsequently indicated to the media that Blockbuster is unlikely to pursue a hostile bid for Circuit City; and

--	If Blockbuster withdraws its offer because of a lack of cooperation by the Board, we believe Circuit City shareholders will be immediately and substantially damaged.

As with any potential transaction, there is no certainty that due diligence will ultimately lead to a successful transaction. In this case, given Blockbuster's strategic offer to acquire Circuit City and Carl Icahn's ability to help finance a transaction, we believe that due diligence should be permitted. During the due diligence process, the ability of Blockbuster to finance the transaction and the ultimate structure of the financing can be fully fleshed out by all parties. In the meantime, the Board should not take any actions aimed at further rebuffing Blockbuster, imposing roadblocks to the consummation of a transaction, or adopting any plans that make a change of control more costly.

We believe that an acquisition for between $6 and $8 per share is in the best interest of Circuit City shareholders. We urge the Board to act quickly to allow Blockbuster access to due diligence materials and to begin negotiating with Blockbuster so that they can make a definitive proposal at the high end of their offer's range.

Finally, there might be other parties potentially interested in acquiring Circuit City or otherwise interested in entering into a material transaction with Circuit City, and we demand the Board to take the necessary steps to create a competitive bidding process in order to maximize shareholder value.

    Respectfully,

    Mark Wattles

About Wattles Capital Management, LLC

Wattles Capital Management, LLC ("WCM") makes public and private investments primarily in retail, entertainment and consumer products companies where it sees the potential to increase value through growth or an operating turnaround. WCM was founded and is managed by Mark Wattles, the founder, Chairman and CEO responsible for building more than 2,000 Hollywood Videos and 700 Game Crazy stores before selling the Company for approximately $1.25 billion in April 2005. WCM has an operating group that has significant expertise in managing rapid growth and turnaround situations. As such, WCM is well-positioned to invest in companies that it believes require more active involvement in order to realize value. In addition to its significant position in Circuit City Stores, Inc., WCM owns and operates a chain of consumer electronics superstores operating under the name Ultimate Electronics.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Wattles Capital Management, LLC ("WCM"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of shareholders of Circuit City Stores, Inc., a Virginia corporation (the "Company").

WCM STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be WCM, HKW Trust, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (collectively, the "Participants"). As of April 22, 2008, WCM beneficially owned 11,000,000 shares of common stock of the Company (the "Shares"), consisting of 1,000,000 Shares owned by HKW Trust. The 11,000,000 Shares beneficially owned by WCM constitutes approximately 6.5% of the Shares outstanding. Because Mr. Wattles owns all of the membership interests of WCM and serves as sole trustee of HKW Trust, he may be deemed to beneficially own the 11,000,000 Shares beneficially owned by WCM and HKW Trust. Mr. Bond directly owns 10,000 Shares. Mr. Bergamo directly owns 15,000 Shares. Mr. Kornstein directly owns 5,500 Shares. Mr. Marcum directly owns 6,200 Shares. Mr. Wahle directly owns 7,500 Shares. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Marcum, Wahle, Kornstein, Bergamo and Bond is deemed to beneficially own the 11,000,000 Shares owned by WCM, constituting approximately 6.5% of the Shares outstanding.

    Contact:
    Wattles Capital Management, LLC
    Mark J. Wattles:  (303) 801-4003
    Alex Bond:  (503) 348-0933